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                                      RIDER

                          ENHANCED SPOUSAL CONTINUANCE

This rider is attached to and made part of your policy.

1. WHAT BENEFIT DOES THIS RIDER PROVIDE?

If your spouse is the sole primary Beneficiary, upon your death prior to the Annuity Commencement Date, your spouse may elect to continue the policy as the new Owner. In that case, this rider provides that we will adjust the policy's Accumulation Value to the greatest of the amounts payable as calculated in Section Three of the policy, plus, if applicable, any Earnings Enhancement Benefit amount provided by a rider. All policy provisions (including any surrender charges) will continue as if your spouse had purchased the policy on the original Policy Date.

2. CAN THIS RIDER BE USED MORE THAN ONCE?

No. This rider can be used only once per policy regardless of any change of ownership.

3. WHEN ARE THE SPOUSAL CONTINUANCE VALUES DETERMINED?

When we have proof that you have died before the Annuity Commencement Date and upon receipt of all necessary requirements, we will calculate and adjust the policy's Accumulation Value to equal:

a) the greatest of any of the amounts payable as described in Section Three of the policy, plus

b) if applicable, any Earnings Enhancement Benefit provided by a rider you may have elected.

This value will be calculated as of the date we receive due proof of death and all necessary requirements.

4. ARE CHARGES DEDUCTED FROM YOUR POLICY FOR THIS BENEFIT?

No. Charges are not deducted from your policy for this benefit.

5. WHAT IS THE EFFECTIVE DATE OF THIS RIDER?

This rider is effective as of the Policy Date (or the date this rider is added to your policy).

6. WHEN DOES THIS RIDER END?

This rider will end 1) if you surrender the policy, 2) if Income Payments begin,
3) once this rider has been exercised or 4) if you transfer ownership of the policy to someone other than your spouse.


GENERAL PROVISIONS

1. DOES THIS RIDER HAVE ANY ACCUMULATION VALUE?

No. This rider does not have any Accumulation Value.


NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION



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                                 President




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                                 Secretary


201-303